EXHIBIT 2

                              [BFGOODRICH NEWSHEAD]

         The BFGoodrich Company        Media Contact:     Rob Jewell
         4020 Kinross Lakes Parkway                       (216)659-7999
         Richfield, Ohio  44286        Investor Contact:  John Atkinson
                                                          (216)659-7788


         BF GOODRICH DECLARES DIVIDEND DISTRIBUTION
         OF PREFERRED SHARE PURCHASE RIGHTS


                   RICHFIELD, Ohio, June 3 -- The board of directors of

         The BFGoodrich Company yesterday declared a dividend distribu-

         tion of one Preferred Share Purchase Right on each outstanding share of The BFGoodrich Company common stock.  These rights will replace, and are essentially similar to, the company's current shareholder rights plan, which was adopted in 1987 and will expire on August 2, 1997.


                   David L. Burner, BFGoodrich president and chief ex-

         ecutive officer, said:  "The rights are designed to assure that all of The BFGoodrich Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the company."


                   The rights will be exercisable only if a person or

         group acquires 20 percent or more of The BFGoodrich Company's common stock, or announces a tender offer the consummation of which would result in ownership by a person or group of 20 per-

         cent or more of the common stock.  Each right will entitle







         shareholders to buy one one-thousandth of a share of a new se-

         ries of junior participating preferred stock at an exercise price of $200.


                   If the company is acquired in a merger or other busi-

         ness combination transaction after a person or group has ac-

         quired 20 percent or more of the company's outstanding common stock, each right will entitle its holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price.  In addition, if a person or group acquires 20 percent or more of BFGoodrich's outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then current exercise price, a number of the company's common shares having a market value of twice such price.


                   Following the acquisition by a person or group of

         beneficial ownership of 20 percent or more of BFGoodrich's com-

         mon stock and prior to an acquisition of 50 percent or more of the common stock, the company's board of directors may exchange the rights (other than rights owned by such person or group),

         in whole or in part, at an exchange ratio of one share of com-

         mon stock (or one one-thousandth of a share of the new series of junior participating preferred stock) per right.





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                   Prior to the acquisition by a person or group of ben-

         eficial ownership of 20 percent or more of the company's common stock, the rights are redeemable for one cent per right at the option of the board of directors.


                   The rights are intended to enable all BFGoodrich

         shareholders to realize the long-term value of their investment in the company.  They will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover.


                   The dividend distribution will be made on August 2,

         1997, payable to shareholders of record on that date.  The rights will expire on August 2, 2007.  The rights distribution is not taxable to shareholders.


                   The BFGoodrich Company provides aircraft systems and

         services and manufactures speciality chemicals.


         June 3, 1997

















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